EXHIBIT 10.19

                               SECURITY AGREEMENT


         This security agreement (the "Security Agreement") is entered into as of September 4, 2001, by and between Aura Systems, Inc., a Delaware corporation (the "Debtor"), and The Carl Albert Trust dated July 7, 1991, Carl Albert, Trustee (the "Holder").

         WHEREAS, Holder has made a loan to Debtor of the sum of Two Hundred Fifty Thousand Dollars ($250,000) and Debtor has executed, for the benefit of Holder, a Secured Promissory Note, dated as of even date herewith, in the original principal amount of Two Hundred Fifty Thousand Dollars ($250,000) (the "Note"); and

         WHEREAS, Debtor has represented to Holder that it owns all of the outstanding stock of Aura Realty Inc., a Delaware corporation ("Realty"), and that Realty owns those certain parcels of real property located at 2335 Alaska Avenue and 2330 Utah Avenue in the City of El Segundo, State of California (collectively, the "Real Property"); and

         WHEREAS, in order to secure Debtor's obligation to repay the Note when and as due, Debtor has agreed to grant to Holder and Holder has agreed to accept either (a) a security interest in or lien on the Real Property or (b) Realty's interest therein; and

          WHEREAS, Holder wishes to perform certain due diligence regarding Realty and the Real Property; and

         WHEREAS, until Holder completes its due diligence regarding Realty and the Real Property, the parties have agreed that Debtor will grant Holder a security interest in certain of Debtor's other assets as set forth more particularly herein;

         NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.       Collateral.

(a) To secure its obligations under the Note, Debtor hereby grants to Holder a first priority security interest, senior to any present or future liens, in all of Debtor's right, title and interest in and to (i) that certain Cancellation Agreement by and between Debtor and Telemac Corporation, dated November 30, 1998, with a remaining amount due from Telemac to Debtor of $1,250,000 plus all accrued and unpaid interest (the "Telemac Agreement"), and (ii) the past-due $800,000 account receivable owed to Debtor by CRS (together with the Telemac Agreement, the "Initial Collateral"). Debtor shall immediately hereafter deliver possession of the original Telemac Agreement to Holder so that Holder may perfect its security interest in the Telemac Agreement, and Debtor hereby authorizes Holder to file such UCC-1 Financing Statements as Holder believes necessary to perfect its security interests in all of the Initial Collateral.

(b) Debtor hereby covenants to use its best efforts and to cooperate in good faith with Holder to take all actions necessary to enable Debtor to grant to Holder a first priority lien or security interest in all of Debtor's interest in the Real Property or Realty's interest therein, such security interest to be evidenced by, at Holder's election, (i) a lien on the Real Property in favor of Holder, to the extent permitted by any existing deed of trust or mortgage on the Real Property, (ii) a pledge of all shares of common stock of Realty owned by Debtor that have not been pledged to a third party prior to the date hereof (the "Pledged Stock"), or (iii) some other security arrangement related directly or indirectly to the Real Property that is satisfactory to Holder (the security interest evidenced by clause (i), (ii) or (iii), the "Real Property Collateral");

(c) Upon receipt of evidence satisfactory to Holder that the Real Property Collateral is sufficient to secure Holder's interest in the Note, Holder may elect to take a lien on or a security interest in the Real Property Collateral in lieu of the Initial Collateral. If Holder notifies Debtor that he has so elected, Debtor will immediately execute such documents or instruments as may be necessary or desirable to grant Holder a lien on or a first priority security interest in the Real Property Collateral (and, if applicable, shall deliver physical possession of the Pledged Stock) and Holder will immediately release its security interest in the Initial Collateral and will return the Telemac Agreement to Debtor.

(d) If Holder realizes value from the Initial Collateral or the Real Property Collateral, whether by way of foreclosure, assignment in lieu of foreclosure or otherwise, and the value so received exceeds the full amount due under the Note together with accrued and unpaid interest thereon, plus Holder's costs of enforcement and collection, then Holder shall, in accordance with the Uniform Commercial Code as adopted by the State of California (the "UCC"), remit any such excess value to Debtor.

2. Term of Security Interest. The Initial Collateral and the Real Property Collateral, as applicable, shall remain subject to Holder's security interest until the payment in full of the indebtedness evidenced by the Note. Upon such termination, Holder agrees to execute any documents reasonably requested by Debtor to evidence the release and termination of its security interest.

3. Maintaining a Perfected Security Interest. Debtor agrees to perform all acts which Holder may reasonably request so as to enable Holder to maintain a valid perfected lien on or security interest in the Initial Collateral or Real Property Collateral, as applicable.

4.  Representations,   Warranties,   and  Covenants  of  Debtor.  Debtor  hereby
represents, warrants and covenants the following:

(a) Debtor has the power, authority and legal right to own the Initial Collateral and the Pledged Stock and to engage in the transactions contemplated by this Security Agreement, and the execution and delivery of this Security Agreement will not conflict with or result in a breach of the terms or provisions of any agreement with any third party or with any order of any court or governmental body binding on or affecting Debtor.

(b) (i) Debtor is the legal and equitable owner of the Initial Collateral and the Pledged Stock; (ii) the Initial Collateral and the Pledged Stock are free and clear of any liens, pledges, encumbrances or agreements whatsoever, other than those liens and encumbrances set forth on Schedule 1 to this Security
Agreement; (iii) Debtor has the complete and unconditional authority to pledge the Initial Collateral and the Real Property Collateral to Holder without the consent of any other party; and (iv) Debtor has no notice or knowledge of any facts which will impair the validity of the pledge made hereby or the validity of Holder's security interest in the Initial Collateral or the Real Property Collateral, as applicable.

(c) Debtor shall not impose (and shall not permit Realty to impose) any other lien, pledge or encumbrance on any of the assets constituting the Initial Collateral, the Pledged Stock and the Real Property.

(d) Debtor hereby represents and warrants that (i) Telemac has paid all amounts due to Debtor pursuant to the Telemac Agreement on time and in cash; (ii) both Debtor and Telemac have fully and completely complied with all of their obligations under the Telemac Agreement and no default by Debtor or Telemac exists thereunder, (iii) the Telemac Agreement is enforceable against each of Debtor and Telemac in accordance with its terms, and (iv) there are no amendments or supplements of any kind to the Telemac Agreement other than Amendments 1, 2 and 3 entered into on December 16, 1998, December 18, 1998 and May 20, 1999, respectively. Debtor hereby covenants that it will not exercise its option under Section 5(a) of the Telemac Agreement to convert the outstanding balance due to Debtor into shares of Telemac common stock.

(e) Because the parties intend for the Note to be exempt from the usury provisions of the California Constitution pursuant to Section 25118 of the California Corporations Code, Debtor hereby represents and warrants that as of the date hereof, Debtor has total assets of at least Two Million Dollars ($2,000,000) according to its most recent financial statements. Debtor also represents and warrants that such financial statements are of a date not more than 90 days prior to the date hereof, were prepared in accordance with generally accepted accounting principles and on a consolidated basis, and were prepared in accordance with the rules and requirements of the Securities and Exchange Commission. Debtor further represents and warrants that Debtor and Holder had a preexisting business relationship prior to the date hereof, and Debtor, by reason of its own business and financial experience, could reasonably be assumed to have the capacity to protect its own interests in connection with the issuance of the Note and the negotiation of this Security Agreement.

5. Remedies of Holder. Upon an Event of Default, Holder shall have, with respect to the Initial Collateral or Real Property Collateral, as applicable, and without limitation, all of the rights and obligations of a secured party under the UCC.

6. Application of Proceeds. Proceeds from a sale of the Initial Collateral or the Real Property Collateral, or any part thereof, as applicable, shall be applied by Holder in the following order (or in such other order as may be required by the UCC):

(a) To the payment of the costs and expenses of  collection  incurred by Holder,
including,  without  limitation,   attorneys'  fees  and  all  other  reasonable
expenses, liabilities and costs incurred by Holder in connection therewith;

(b) To the payment of the unpaid principal and interest due on the Note; and

(c) To the payment to Debtor of any surplus then remaining from such proceeds.

7.       Miscellaneous.

(a) Notices. Any notice to be given pursuant to this Security Agreement may be given personally, by telephone, telegram, telecopy, facsimile or other electronic transmission, or by letter to an officer or administrator of the Debtor at the address set forth on the signature page hereto. Notices may be given in the above manner to Holder at the following address:

                  Mr. Carl Albert
                  P.O. Box 790490
                  San Antonio, Texas  78279
                  Fax:  210-824-6841
                  email: caa@faidor.com


(b) Waiver. The waiver by any party to this Security Agreement of any one or more defaults, if any, on the part of any other party, shall not be construed to operate as a waiver of the other or future defaults under this Security Agreement. This Security Agreement may be amended or modified only by the written consent of the parties.

(c) Successors and Assigns. This Security Agreement shall inure to the benefit of and shall be binding upon the respective heirs, successors and assigns of the parties hereto.

(d) Severability. In case any provision in or obligation under this Security Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(e) Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Security Agreement for any other purpose or be given any substantive effect.

(f) Counterparts. This Security Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

Governing Law. This Security Agreement shall be construed, interpreted and governed by the laws of the State of California, without regard to its conflicts-of-law provisions.

         IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed, as of the day and year first above written.



                                    AURA SYSTEMS, INC.


                                   By: ______________________________________
                                       Harry Kurtzman
                                       Chairman and CEO



                                    THE CARL ALBERT TRUST
                                    DATED JULY 7, 1991


                                    By: ______________________________________
                                        Carl Albert
                                        Trustee


Debtor's Address
For Notices:

Aura Systems, Inc.
2335 Alaska Avenue
El Segundo, California 90245
Attn: General Counsel
fax: 310-643-8719